ROHM AND HAAS ANNOUNCES A COMPREHENSIVE SET
OF ACTIONS TO RESTORE PROFITABILITY
Actions to primarily impact operations in North America

Philadelphia, PA, June 17, 2008 – Rohm and Haas Company (NYSE:ROH) today announced a comprehensive set of actions to restore profitability and ensure the achievement of its Vision 2010 goals by realigning its manufacturing footprint and support services.

In making the announcement, Chairman and Chief Executive Officer Raj L. Gupta noted, “Many of these actions have been discussed publicly in recent quarters as initiatives that would restore profitability, address the changing needs of our customers, and contribute to our growth objectives. We are now convinced it is a more prudent course of action to accelerate the implementation of these plans due to the rapid erosion of business conditions in the U.S., and the impressive growth of our business in many Rapidly Developing Economies.”

Gupta added, “The actions announced today complement the pricing surcharge implemented recently to address rising raw material, energy and freight costs. Taken together, these actions demonstrate leadership on our part to remain a viable, valued supplier to our customers.”

Today’s actions will impact approximately 925 positions, primarily in North America, and are expected to result in an estimated $0.35 per share charge for the second quarter of 2008. In 2010, the company expects to deliver pre-tax run-rate savings of approximately $110 million, with less than half of the benefit realized in 2009. Major elements of the plan are:

•	A 30 percent reduction of installed capacity in the company’s emulsions network in North America, reflecting equally the impact of productivity improvement efforts and reduced market demand;

•	Significant reductions in overhead expenses for the Specialty Materials group in mature markets;

•	Adjustment of the company’s infrastructure for its Electronic Materials group, reflecting the increased shift of the business to Asia;

•	A number of initiatives in other businesses and regions.

The company also expects earnings per share from operations to be reduced by $0.11 per share in the second half of 2008, primarily due to accelerated depreciation and other costs related to these actions.

“When we launched our Vision 2010 plan in October 2006, we said we would transform Rohm and Haas into a more focused, more profitable and faster-growing company,” said Gupta. “Since then, we have made substantial progress in reshaping our portfolio, expanding in Rapidly Developing Economies and strengthening our market leadership positions across the globe. The actions we are initiating today will secure our ability to achieve our Vision 2010 goals.”

Further information related to this announcement will be available today through the Investors section of the company’s website after 10 a.m. Eastern time at www.rohmhaas.com.

Analyst Conference Call
The company will host a teleconference to discuss this announcement today, Tuesday, June 17, at 10:00 a.m. Eastern time. Interested parties are asked to dial in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants:	888-715-1388
International Participants:	913-981-5583

Live internet access to the call will be available (audio only) through the Investors section of the company’s website: www.rohmhaas.com.

A replay of the call will be available today at 2:00 p.m. Eastern time through 11:00 p.m. Eastern time on June 21, 2008. The playback can be accessed by dialing 888-203-1112 (U.S.); 719-457-0820 (International). The passcode is 2894779, followed by the # sign. A replay and transcript will also be available on the Investors section of the company’s website: www.rohmhaas.com.

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of February 21, 2008.
About Rohm and Haas Company
Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8.9 billion in 2007. Visit www.rohmhaas.com for more information. imagine the possibilities™

CONTACTS:	Investor Relations Andrew Sandifer Director, Investor Relations +1-215-592-3312 asandifer@rohmhaas.com	Media Relations Emily Riley Corporate Communications +1-215-592-3644 eriley@rohmhaas.com